Exhibit 99.12

RULES OF “ELEMENTS” THE EURONEXT N.V.
SHARE PURCHASE AND MATCH FRENCH PLAN
OFFERED TO EMPLOYEES OF EURONEXT PARIS SA AND COMPANY NEWS
SA

1.             DEFINITIONS

“Accumulation Period”: Any period of three consecutive months. The first Accumulation Period in relation to the French Plan offered in 2006 will start on the 1st June 2006 and will end on the 31st August 2006. The last Accumulation Period will end on 31st May 2009. The first Accumulation Period in relation to the French Plan to be offered in 2007 will start on the 1st June 2007 and will end on the 31st August 2007. The last Accumulation Period will end on 31st May 2010. The first Accumulation Period in relation to the French Plan to be offered in 2008 will start on the 1st June 2008 and will end on the 31st August 2008. The last Accumulation Period will end on 31st May 2011.

•                  “Acquired Shares”: The Shares acquired by a Participant within the limit of a maximum investment of 2,400 euros over a twelve-month Period.

•                  “Beneficiary(ies)”: Any individual who belongs to the employee population or to a category of employees, or a manager referred to by article L.225-197-1 II of the French commercial code, of Euronext Paris SA or Company News SA, as applicable.

•                  “Closed Periods”: any period during which dealings in French Plan Shares are proscribed due to:

a)              The existence of unpublished price sensitive information, under the Dutch Securities Trading Supervision Act 1995 or any other applicable securities laws or regulations promulgated hereunder; or

b)             The Euronext Code of Conduct; or

c)              The general rules of the “Autorité des Marchés Financiers”.

•                  “Dealing Day”: any day on which the Paris Stock Exchange is open for the transaction of business.

•                  “EBIT”: Earning Before Interest and Tax.

•                  “Employer”: Euronext Paris SA or Company News SA, as applicable.

•                  “Euronext Code of Conduct”: Euronext N.V. Rules concerning Inside Information.

•                  “Euronext N.V.”: Euronext N.V. incorporated in the Netherlands under ministerial N.V. number 1124832.

•                  “Free Shares”: The Shares freely awarded to a Participant under the conditions determined according to article 5 hereinafter.

•                  “Free Shares Award Certificate”: The letter informing a Participant about the right and the conditions of the award of Free Shares.

•                  “Free Shares Award Date”: The date indicated on the Free Shares Award Certificate upon which the relevant body of Euronext N.V. awarded to the Participant the right to being transferred the ownership of the Free Shares and as from which the Vesting Period starts.

•                  “French Plan”: The rules of this French plan for the Beneficiaries in its present form or as amended from time to time.

•                  “French-Plan Administrator”: Société Générale or any other person appointed by the management board of Euronext N.V. to administer the French plan.

•                  “Group” Euronext N.V. and its Subsidiaries from time to time;

•                  “Incentive Share(s)” a Free Share awarded under article 5.1.3;

•                  “Launch Share(s)” a Free Share awarded under article 5.1.1;

•                  “Market Value”: The closing price of a Share (as derived from Eurolist by Euronext ) as published by Euronext Paris SA for the Dealing Day immediately preceding the day of acquisition.

•                  “Matching Share(s)” a Free Share awarded under article 5.1.2;

•                  “Non-Transferability Period”: Any period of at least two years (or any shorter period that might be required under French law) as defined by Euronext N.V., starting on the Share Transfer Date.

•                  “Participant”: Any Beneficiary who has completed and signed the purchased shares agreement attached to the French Plan.

•                  “Plan”: The Euronext N.V. All Employee Share Purchase and Match Plan 2006, approved by the management board of Euronext N.V. on                                   2006 in its present form or as amended from time to time;

•                  “Proscribed Operations”: any operation proscribed due to (i) the existence of a Closed Period or (ii) the knowledge of “privileged information” as provided for by the French code monétaire et financier (monetary and financial code) and the Réglement général (general rules) of the “Autorité des marchés financiers”.

•                  “Share(s)”: Any fully paid share with a par value of one euro making part of the share capital of Euronext N.V. currently listed on Eurolist by Euronext under ISIN code NL 0000241511.

•                  “Share Transfer Date”: The date of the first working day following the expiration of the Vesting Period outside of a Closed Period provided the conditions to be awarded the Shares are respected.

•                  “Subsidiary”: the meaning given to that word in section 24a of Book 2 of the Dutch Civil Code.

•                  “Vesting Period”: Any period of at least two years (or any shorter period that might be required under French law) as defined by Euronext N.V., starting on the Free Shares Award Date, at the end of which the ownership of the Free Shares is transferred to the Participants and which end date shall be specified in the Free Share Award Certificate. For Launch Shares, in respect of the French Plan offered in 2006 the Vesting Period ends on 30 June 2009, subject to Closed Periods.  For Matching Shares, the Vesting Period ends on each of 30 June 2009 for the French Plan offered in 2006; 30 June 2010 for the French Plan to be offered in 2007; and 30 June 2011 for the French Plan to be offered in 2008, subject to Closed Periods. For Incentive Shares, the Vesting Period lasts 2 years subject to Closed Periods.

2.            PREAMBLE

Euronext N.V. decided to implement the Plan to allow the employees and the corporate officers of Euronext N.V. and its foreign Subsidiaries, on the one hand, to acquire Shares and, on the other hand, to benefit from the award of Free Shares as part of the development of the employee shareholding in the Group.

In order for the Beneficiaries to benefit from preferential tax and social charges regimes, Euronext N.V. has decided to set up the French Plan according to which:

—	Beneficiaries can acquire Shares,
—	And consequently, Free Shares will be awarded to them under the provisions set forth under articles L.225-197-1 and subsequents of the French commercial code.

The French Plan will be offered from the 1st June 2006, given that the last Accumulation Period will end on the 31st May 2009.

The French Plan will  be offered on the 1st June 2007 and on the 1st June 2008 for two consecutive periods lasting 3 years each. The Beneficiaries will also be entitled to participate to them. However, the global investment of a Participant under all these periods cannot exceed 2,400 euros over any twelve-month period, starting on the 1st June and ending on the 31st May of the following year (“the twelve-month Period”).

The Shares are listed on Eurolist by Euronext.

The French Plan defines conditions under which Beneficiaries can acquire Shares and conditions of the award of Free Shares.

3.	ACQUISITION OF SHARES

3.1.	Maximum number of Shares to be acquired per Beneficiary

The maximum amount of Shares to be acquired by each Beneficiary over any twelve month Period shall not exceed the value of 2,400 euros.

3.2.	Manner of acquisition

A purchased shares agreement will be communicated to each Beneficiary by the Employer both at the beginning of the first Accumulation Period, and in advance of the date of the annual payment.

This agreement will provide the amount of the contribution by each Beneficiary and the proposed payment method. It will specify that the portion of the contributions for an Accumulation Period that could not be invested in Shares, will be used for the acquisition of Shares during the following Accumulation Period.

This agreement will have to be completed and signed by the Beneficiary and notified by the Beneficiary to the Employer in accordance with the clause 15 of the French Plan.

3.3. Participant’s contributions

3.3.1. Amount of contributions

A Participant cannot vary the amount of contributions set in the purchased shares agreement mentioned in the article 3.2.

3.3.2. Suspension/ recommencement or termination of contribution

A Participant may, at any time, direct Euronext N.V. by notice in writing that he/she wishes to:

—	Suspend the making of his/her contributions; or
—	Recommence the making of contributions; or
—	Terminate his/her participation in the French Plan.

The recommencement will be only permitted once in an Accumulation Period.

A Participant may not make up for the missed contributions during the suspension period, unless he opts for the annual one-off payment made in March of each year, as provided for by article 3.4.2 hereto, and subject to the overall amount of his contributions not exceeding 2,400 euros.

Euronext N.V. has to give effect to the instructions by that Participant and must inform  the Plan Administrator within 30 days of receipt of  notices with instructions to suspend or terminate contributions; and following 30 days from receipt of notices with instructions to recommence contributions.

3.4.         Contributions for Acquired Shares

3.4.1. Withdrawal from the bank account

Contributions will be withdrawn from the Participant’s bank account.

3.4.2. Date of payment

The purchased shares agreement mentioned in article 3.2 communicated at the beginning of the first Accumulation Period, specifies that the payment will be made through a monthly withdrawal. The first withdrawal will be made by the last working day of June 2006 and the last withdrawal by the last working day of May 2009.

The purchased shares agreement mentioned in article 3.2 communicated in advance of annual payment specifies that the annual payment will be made through a withdrawal once a year, at the latest on the 31st March of each year and for the first time at the latest on the 31st March 2007.

A Beneficiary which chooses the monthly withdrawal will also be able to make an annual payment under the latter option, subject to the maximum annual investment specified in article 3.1.

3.4.3 Contributions held for Participant

Contributions must be held by the French Plan Administrator until they are used to acquire Shares for the Participant. No interest shall be payable to the Participant on his/her contributions.

3.5.  Price and Acquisition of the Shares

The French Plan Administrator will acquire the Shares within 30 days following the term of each Accumulation Period at the Market Value.

If the Participant chose the annual payment, the French Plan Administrator will acquire Shares within 30 days following the end of March of each year at the Market Value.

The 30-day acquisition period will be suspended in the event of Closed Periods; it will continue at the expiration of the Closed Period for the number of days which fell in a Closed Period.

3.6.     Notification addressed to Participants

The Administrator of the French Plan will address a certificate of acquisition to each Participant once a year at the latest on February 15 of each year. This certificate will specify the number of Acquired Shares, or Free Shares held by himself/herself, the amount of his/her contribution used for the acquisition of Acquired Shares and the acquisition price of these Shares, of the balance of their contribution not yet invested and of the date on which their Shares may be transferred without restriction.

Each Participant may consult his/her certificate at any time on the website of the Administrator French Plan.

4	TRANSFER OF ACQUIRED SHARES

4.1	A Participant may at any time after the acquisition date of the Acquired Shares, direct the French Plan Administrator by notice to:

4.1.1	transfer one or more of the Acquired Shares to his/her personal account;
4.1.2	transfer one or more of those Acquired Shares to some other person named by him;
4.1.3	dispose of one or more of those Acquired Shares by way of sale and to account for the proceeds to him or to some other person named by him.

4.2

The French Plan Administrator shall transfer the Acquired Shares to the Participant’s personal account following the end of the Vesting Period of the the related Matching Shares awarded under the French Plan.

4.3	Ceasing to be a Beneficiary

4.3.1	If a Participant ceases to be a Beneficiary, the Employer shall notify the French Plan Administrator and Euronext N.V. within 14 days of such cessation.

4.3.2	The Plan Administrator or Euronext N.V, as appropriate, shall pay over to that Participant as soon as reasonably practicable all outstanding contributions.

4.3.3	The French Plan Administrator shall transfer the Acquired Shares to the Participant’s personal account within 30 days following receipt of a notice under article 4.3.1.

5.	FREE SHARES

Free Shares may be awarded to the Participants, within the framework of legal provisions in force, currently codified under articles L.225-197-1 to L.225-197-5 of the French commercial code, 80 quaterdecies and 6 bis of article 200 A of the French tax code and L.242-1 of the French social security code.

Free Shares may not be awarded nor may Free Shares vest or be transferred to Participants during a Closed Period

5.1.         Criterias and calendar of the award of Free Shares

5.1.1.  Award of Free Shares further to the initial investment (Launch Shares)

A fixed number of ten Free Shares will be awarded to each Participant who joins the  French Plan offered in 2006 at the latest at the date of the first annual payment.

This one-time award of rights will occur within a maximum 30-day period following the end of either:

— the first Accumulation Period; or

— the date of the first annual payment.

5.1.2.  Award of Free Shares further to the Participant’s investment (Matching Shares)

The right of one Free Share will be granted to any Participant for each Acquired Share, within the limit of an investment of 3,600 euros over three twelve-month Periods.

This one-time award of rights will occur within the 30-day period following the end of the first Accumulation Period.

If the Participant chooses an annual payment, the one-time award of rights will occur only once within the 30 day period following the date of the first payment.

5.1.3.       Award of Free Shares according to the EBIT (Incentive Shares)

If the EBIT of Euronext N.V. under a financial year exceeds the forecast EBIT published by Euronext N.V. on its website, the Participant will be awarded a number of Free Shares equivalent to such number of Free Shares as may be acquired with 20% of his/her contributions over a twelve-month Period (the number of Free Shares being rounded down to the round number immediately below).

If the EBIT of Euronext N.V. under a financial year equals to forecast EBIT published by Euronext N.V. on its website, the Participant will be awarded a number of Free Shares equivalent to such number of Free Shares as may be acquired with 10% of his/her contributions over a twelve-month Period (the number of Free Share being rounded down to the round number immediately below).

The number of Free Shares to be awarded to each Participant will be calculated once a year within the 30-day period following the date of the anniversary of the French Plan i.e. at the latest on 30 June of each year. This calculation will be performed for the first time on the latest on 30 June 2007 for the 2006 French Plan.

If an event occurs which causes the supervisory board of Euronext N.V. to consider that the performance target, the performance period or any further condition described above is no longer appropriate, the supervisory board acting in good faith may substitute, vary or waive the performance target, the performance period or the condition in such manner (and make such consequential amendments to the rules) as:

— is reasonable in the circumstances; and
— except in the case of waiver produces a fairer measure of performance and is not materially less difficult to satisfy.

Euronext N.V. shall, as soon as reasonably practicable, notify each Participant concerned of any substitution, variation or waiver of the method of calculation of EBIT, the performance period or any further condition described above and explain how it affects his/her position under the French Plan.

5.2.         Acceptance of the award of Free Shares rights

The Participant benefiting from the award of Free Shares shall notify in writing his/her acceptance of the rights to the ownership of Free Shares by returning a copy of the Free Shares Award Certificate within a one-month period as from the date when the Free Shares Award Certificate is notified to the Participant, in accordance with clause 15 of the French Plan.

Should the Participant fail to notify his/her acceptance as indicated above, he/she shall be deemed to have refused the right to the award of Free Shares, which right shall lapse at the end of said one-month period.

Under no circumstances, the lapsing of the right to the award of Free Shares shall entitle the Participant to claim any damages or any other compensation.

5.3.         Non-transferability of the rights to the Free Shares

The rights to be transferred the Free Shares shall be strictly personal for each Participant and can not be transferred nor assigned until the end of the Vesting Period, except in the event of the death of the Participant, in which case the rights to the Shares shall be transferred to the Participant’s heirs, and as provided under the provisions of the French Plan, in accordance with the conditions set out in article 5.4 below.

Until the end of the Vesting Period, the rights to be transferred the Free Shares cannot be pledged, hypothecated or otherwise encumbered.

Any instrument executed in violation of the above provisions shall not be binding on Euronext N.V. and the rights to the Free Shares concerned by the violation shall lapse. The Participant shall not be entitled to claim any damages or any compensation of any kind whatsoever on the basis of the said lapsing.

The rights to be transferred the property of the Free Shares shall not entitle the Participant to receive any dividend rights nor voting rights before the Share Transfer Date.

5.4.         Transfer of ownership of the Free Shares

Subject to the observance of article 5.5 hereinafter by the Participant, the full ownership of the Free Shares will be transferred to that Participant on the Share Transfer Date.

As an exception, in the event of death of the Participant, his/her heirs may ask within a period of six months as from the date of the death, that the Free Shares awarded to the deceased Participant be transferred to them. After the expiration of the six-month period, the rights to be transferred the Free Shares awarded shall lapse.

5.5.         Conditions for the Transfer of ownership of the Free Shares

Subject to the provisions of article 5.4, with regard to death, the ownership of the Free Shares will be transferred to the Participant on the Share Transfer Date, if on this very date:

(i)

Since the Free Shares Award Date the Participant complied without interruption with the definition of Beneficiary, given that not such an interruption will constitute, ill health, redundancy, revocation of corporate officers , the retirement at normal retirement age, pre-retirement with the agreement of the Employer, or the disability corresponding to classification in the second or in the third of the categories provided for in article L.341-4 of the French social security code, or the Employer ceasing to be a Subsidiary, or the transfer by any means of the activity at which the employee or the Corporate Officer is attached.

(ii)	The notice period of the Participant having resigned or dismissed has not expired.

(iii)	Since the Free Share Award Date the Participant has not transferred, charged or otherwise alienated one or more of his/her Acquired Shares.

If one of the above conditions is not respected by a Participant, his right to be transferred the Free Shares awarded to him shall lapse.

This lapsing shall not, in any event, entitle the Participant or his/her heirs to receive any damages or any other compensation.

Besides, regarding Free Shares mentioned in article 5.1.2, if the global amount of Participant’s contribution does not reach 3,600 euros, her/his right to be transferred the Free Shares would be reduced,  to the amount of sums contributed.

5.6.                            Non-transferability of the Free Shares

The Free Shares will not be transferable during the Non-Transferability Period.

As from the first day following the expiry of the Non-Transferability Period, the Free Shares will be transferable subject to the “Dutch Securities Trading Supervision Act 1995”, the “Euronext Code of Conduct” or any other applicable securities laws or regulations promulgated hereunder.

In particular, even after the expiration of the Non-Transferability Period, the Free Shares shall not be sold within the ten trading days preceding and following the date when the consolidated accounts, or failing that, the annual accounts, are disclosed to the public, in compliance with article L.225-197-1.I paragraph 3 of the French commercial code.

5.7.  Dividend equivalents

A remuneration may be made by Euronext N.V  to any Participant which shall be equivalent to the amount of any dividends that would have been payable to the Participant had he been the shareholder of the same number of Shares as the number of Free Shares awarded within the French Plan.

Any such payment shall be made subject to all deductions of tax and social security applicable for remuneration.

6.         CHARACTERISTICS OF SHARES

6.1.         Type of Shares

The Shares are ordinary Shares, all of the same category.

6.2.         Form of the Shares

The Acquired Shares will be registered Shares and be recorded in a nominative account with the Sub-plan Administrator.

The Free Shares shall be registered Shares and be recorded in a nominative account with the French Plan Administrator on the Share Transfer Date and shall remain recorded under that form during the entire Non Transferability Period. This nominative account shall provide for, according an express agreement between the person in charge of the nominative account and the Participant, to which this latter will be communicated to, the Non Transferability of the Free Shares during a period of least two years as from the Share Transfer Date.

6.3.         Rights attached to the Shares

Each Share gives the dividend rights, the voting rights and representation rights in the shareholders meetings under the conditions provided by the law and the articles of association of Euronext N.V.

6.4.         Voting rights

Each Share gives right to one vote.

6.5.         Transfer restrictions of the Shares

The articles of association of Euronext N.V. do not provide for restrictions on the free transfer of the Shares.

The transfer of the Shares is limited by the Dutch Securities Trading Supervision Act 1995”, the Euronext Code of Conduct or any other applicable securities laws or regulations promulgated hereunder.

7              PROSCRIBED OPERATIONS AND CODE OF CONDUCT

7.1                                 An operation shall not be made on behalf of a Participant if such operation falls within the scope of Proscribed Operations.

7.2                                 Participants must observe all applicable laws, including without limitation, laws regarding insider trading and the disclosure of holdings, and must comply with the Euronext Code of Conduct.

8.             EXPENSES

The cost of introducing and administering the French Plan shall be met by Euronext N.V..

9.             CHANGES TO THE FRENCH PLAN AND ADMINISTRATION OF THE FRENCH PLAN

9.1.         Changes to the French Plan

Euronext N.V. may modify the French Plan.

However, the rights previously acquired by a Participant shall not be reduced, without prejudice to the provisions of the next paragraph.

The French Plan may also be updated in order to take into account any legal or regulatory modification relating to the acquisition and/or award of Shares.

9.2.         Administration of the French Plan

The French Plan Administrator is responsible for the administration of the French Plan.

10.          INFORMATION

Euronext N.V. will put the French Plan at the Participant’s disposal, at the head office of the Employer. The document will also be on the website of the French Plan Administrator.

The Participants shall confirm in writing to the Employer that a copy of the rules of the French Plan has been transmitted to them and that they are aware of these rules and fully adhere to these rules by means of returning the purchased shares agreement mentioned at article 3.2 timely and correctly to the Employer.

11.                               OPERATIONS AFFECTING EURONEXT N.V. HAVING CONSEQUENCES ON THE FRENCH PLAN

11.1.                   Acquired Shares

Participants shall be treated as any other Euronext N.V.’s shareholder.

11.2.       Free Shares

Before the expiration of the Vesting Period, Euronext N.V., through a resolution of the supervisory board of the company, may decide to take any appropriate decision according to conditions of the corporate event and in particular adjust the number of Free Shares with the respect of legal and regulatory provisions in force at the date of the corporate event.

During the Non-Transferability Period, Participants will be treated as any other Euronext N.V.’ shareholder.

12.                             TAX AND SOCIAL REGIME OF THE SHARES

The Participant must pay social security contributions and/or taxes and/or any other withholdings of any nature payable by him/her according to legal, tax and regulatory provisions applicable to him/her.

The Participant should consult a personal tax advisor when filing an annual income tax return. No provision of the French Plan or of any other communication may be construed as a tax advice.

An information memorandum regarding tax and social charges regime shall be available to each Beneficiary.

13.          RELATIONSHIP OF THE FRENCH PLAN TO CONTRACT OF EMPLOYMENT

Notwithstanding any other provision of the French Plan:

—	Any benefit of a Beneficiary under the French Plan is discretionary awarded by Euronext N.V. and shall not form part of any contract of employment between the Employer and a Beneficiary;
—	If a Beneficiary ceases to have a relevant employment, he shall not be entitled to any compensation for the loss of any benefit of the French Plan.

By accepting the invitation to participate in the French Plan by means of returning the purchased shares agreement mentioned in the article 3.2 timely and correctly to the Employer, the Participant has accepted all rights accrued to him under the French Plan and all obligations imposed to a Participant under this French Plan.

14.          APPLICABLE LAW / INTERPRETATION OF THE FRENCH PLAN

14.1.       Applicable law

The French Plan is governed by Dutch Law.

The French Plan refers to provisions of the French applicable legislation and regulations when it was adopted. These references also include any modifications, additions or deletions of said legislation and regulations that could occur.

14.2.	Interpretation of the French Plan

The decision of Euronext N.V. shall be final and binding in relation to any dispute concerning, or any consistency or ambiguity in, the rules of the French Plan or any document used in connection with the French Plan.

15.	NOTICES

All notices sent under this French Plan shall be in writing.

Notices for the attention of Euronext N.V., the Employer or the French Plan Administrator should be addressed to their respective registered office (or to any other address stipulated by the Euronext N.V., the Employer or the French Plan Administrator).

Notices for the attention of the Beneficiary should be hand delivered to the latter at his/her place of work or sent to the address provided by the Beneficiary to Euronext N.V., the Employer and the French Plan Administrator. In the absence of such address being provided by the Beneficiary, notices shall be addressed to the last known address of the said Beneficiary.

Notices shall be deemed to have been duly given on the date of receipt.

16.	PROTECTION OF PLAN ADMINISTRATOR

Any sale by the French Plan Administrator of shares, which is effected through a member of the Paris Stock Exchange acting in the ordinary course of his business shall be presumed to have been made for the best consideration that could reasonably be obtained at the time of the sale.

17.	TERMINATION

The French Plan shall terminate on the tenth anniversary of its adoption by the management board or at any earlier time by resolution of the appropriate body of Euronext N.V.

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